EXHIBIT 5.1



                                                              December 16, 2003

American Portfolios Holdings, Inc.
4250 Veterans Memorial Highway
Suite 420E
Holbrook, NY  11741

                  Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

     In connection with the registration of 1.5 million shares of common stock of American Portfolios Holdings, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form SB-2 (the "Registration Statement"), we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

     The shares of common stock being registered will, if and when issued and sold in accordance with the Registration Statement, be legally issued, fully-paid and non-assessable shares of common stock, par value $.001 per share, of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/
                                        ------------------------------
                                        Ruskin Moscou Faltischek, P.C.